Exhibit 5.1

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP

200 WEST MADISON STREET, SUITE 3900

CHICAGO, ILLINOIS 60606

Telephone (312) 984-3100

Facsimile (312) 984-3150

December 4, 2012

First Business Financial Services, Inc.

401 Charmany Drive

Madison, Wisconsin 53719

Re:                             Registration Statement Pursuant to Rule 462(b)

Ladies and Gentlemen:

We have acted as special counsel to First Business Financial Services, Inc., a Wisconsin corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-1 (the “Registration Statement”) by the Company on December 4, 2012 pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), for the purpose of registering under the Act an additional $345,000 of shares of the Company’s common stock, par value $0.01 per share (“Common Shares”).  The Registration Statement related to a separate Registration Statement on Form S-1 covering up to $28,750,000 of shares of the Company’s common stock, par value $0.01 per share, initially filed with the SEC on November 1, 2012 (file no. 333-184690 and, together with all amendments thereto, the “Initial Registration Statement”).  Capitalized terms used, but not defined, herein shall have the meanings given such terms in the Initial Registration Statement.  We understand that the Common Shares are to be sold to certain underwriters as described in the Initial Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Initial Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”). In conjunction with the foregoing, you have requested our opinion concerning certain matters.

For the purposes of providing the opinion contained herein, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based upon the foregoing, but assuming no responsibility for the accuracy or the completeness of the data supplied by the Company and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that the Common Shares to be issued and sold by the Company have been duly authorized and, when such Common Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein.  We assume no obligation to advise you of any change in the foregoing subsequent to the date of this opinion (even though the change may affect the legal conclusion stated in this opinion letter).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Initial Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/	Barack Ferrazzano Kirschbaum & Nagelberg LLP

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP